Exhibit 10.2

EXECUTION VERSION

SALE AGREEMENT

Dated as of November 29, 2016

by and between

VALVOLINE LLC

and each other entity from time to time party hereto as an Originator,

as Originators

and

LEX CAPITAL LLC,

as the SPV

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TABLE OF CONTENTS

(continued)

SCHEDULES

Schedule I	Originator Information
Schedule II	Blocked Account Banks and Account Information
Schedule III	Perfection Representations, Warranties and Covenants
Schedule IV	List of Obligors of Retained Receivables

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SALE AGREEMENT

This SALE AGREEMENT, dated as of November 29, 2016 (this “Agreement”), by and between VALVOLINE LLC, a Delaware limited liability company (“Valvoline”), and each other entity from time to time party hereto as an Originator (each, an “Originator” and collectively, the “Originators”), and LEX CAPITAL LLC, a Delaware limited liability company (the “SPV”). The parties hereto agree as follows:

WITNESSETH:

WHEREAS, in the ordinary course of its business, the Originators acquire and originate, from time to time, Receivables and related rights arising pursuant to certain Contracts between the Originators and various Obligors;

WHEREAS, the Originators own all of the outstanding membership interests of the SPV;

WHEREAS, the Originators wish to sell, contribute or otherwise convey certain Conveyed Receivables and Related Assets to the SPV, from time to time, and the SPV is willing to purchase or otherwise acquire Receivables and Related Assets from the Originators, on the terms and subject to the conditions set forth herein;

WHEREAS, the Originators and the SPV intend the conveyances effected hereunder to be true sales or contributions, as the case may be, of Conveyed Receivables and Related Assets (including all of the Originators’ rights, titles and interests in and to any related Contracts) by the Originators to the SPV, providing the SPV with the full benefits of ownership of the Conveyed Receivables and Related Assets, and the Originators and the SPV do not intend the conveyances effected hereunder to be characterized as loans from the SPV to the Originators;

WHEREAS, the Originators and the SPV acknowledge that a lien and security interest in the Conveyed Receivables and certain of the Related Assets sold, contributed or otherwise conveyed by the Originators to the SPV hereunder will be granted and assigned by the SPV pursuant to the Second Tier Agreement (as hereinafter defined) and the related Transaction Documents to PNC, as Agent, on behalf of the Secured Parties;

NOW, THEREFORE, in consideration of the foregoing, other good and valuable consideration, and the mutual terms and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. All capitalized terms used herein shall have the meanings specified herein or, if not so specified, the meaning specified in, or incorporated by reference into, the Second Tier Agreement (all such meanings to be equally applicable to the singular and plural forms of the terms defined). As used in this Agreement, the following terms shall have the following meanings:

“Asset Purchase Price” is defined in Section 3.1(a).

“Closing Date” means November 29, 2016.

“Conveyed Receivable” shall mean each Receivable sold by an Originator to the SPV in accordance with Section 2.1.

“Corporate Divestiture” shall mean the sale, transfer or other disposition by any Originator of all or any portion of its interest in any Recivables-generating specific line of business.

“Deferred Purchase Price” is defined in Section 3.1(b).

“Initial Purchase” is defined in Section 2.1(a).

“Initial Purchase Date” shall mean the Closing Date or such later date as the parties hereto shall agree.

“Minimum Capital Test” shall mean a test that is satisfied on any day when (a) the Aggregate Unpaid Balance minus (b) the Net Investment is equal to or greater than $50,000,000.

“Originator Indemnified Amounts” is defined in Section 8.1.

“Originator Indemnified Parties” is defined in Section 8.1.

“Originators” shall have the meaning set forth in the Preamble hereto.

“Permitted Payments” is defined in Section 3.2(b).

“Purchase” shall mean, as the context may require, the Initial Purchase or a Subsequent Purchase.

“Purchase Date” shall mean the Initial Purchase Date or a Subsequent Purchase Date, as the context may require.

“Purchase Termination Date” is defined in Section 7.1.

“Related Assets” shall mean, with respect to each Receivable:

(A) any Returned Goods and documentation or title evidencing the shipment or storage of any goods relating to any sale giving rise to such Receivable;

(B) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the related Contract or otherwise, together with all financing statements and other filings authorized by an Obligor relating thereto;

(C) all guarantees, indemnities, warranties, letters of credit, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(D) all records, instruments, documents and other agreements (including any Contract with respect thereto) related to such Receivable, including but not limited to any third-party documentation related to shipments to an Obligor on behalf of an Originator by a distributor who has received a Valvoline Credit;

(E) all Collections with respect to such Receivable; and

(F) all proceeds of the foregoing.

“Retained Receivable” means a Receivable that meets all of the following criteria: (i) the Obligor of such Receivable is identified on Schedule IV hereto and (ii) such Receivable meets the additional criteria (if any) specified on such Schedule IV as being applicable to Receivables owing by such Obligor; provided that such Schedule IV may be amended or supplemented from time to time only by a written agreement executed by the Originators, the SPV, the Agent and each Managing Agent (each, in its sole discretion), substantially in the form of Exhibit A hereto or such other form acceptable to the Agent and the Managing Agents.

“Returned Goods” means all right, title and interest of any Originator in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable.

“Second Tier Agreement” means that certain Transfer and Administration Agreement, dated as of November 29, 2016, by and among the SPV, Valvoline, as initial Master Servicer and Originator, PNC Bank, National Association, as the Agent, the various Investor Groups, Managing Agents, Letter of Credit Issuers and Administrators from time to time parties thereto and PNC Capital Markets, LLC, as Structuring Agent.

“Senior Obligations” means all Aggregate Unpaids which may now or hereafter be owing by the SPV to the Agent and the other Secured Parties.

“SPV” shall have the meaning set forth in the Preamble hereto.

“Subordinated Obligations” means all obligations which may now or hereafter be owing by the SPV to each Originator and its successors or assigns (including the obligation to pay the purchase price of any Receivable and interest thereon).

“Subsequent Purchase” shall mean each Purchase other than the Initial Purchase.

“Subsequent Purchase Date” shall mean the date of any Subsequent Purchase.

“Valvoline” shall have the meaning set forth in the Preamble hereto.

SECTION 1.2 Other Terms. All terms defined directly or by incorporation herein shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP; (b) terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (h) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and assigns; (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; and (k) each reference to “Originator” herein refers severally to each of the Originators as to itself and the Receivables and Related Assets owned by it from time to time. Notwithstanding the foregoing, the term “Related Assets” as used herein excludes the SPV’s rights under this Agreement.

SECTION 1.3 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

SECTION 1.4 Knowledge. All references herein to the “knowledge” of Person shall be deemed to mean the actual conscious awareness of such Person and if such Person is not an individual, the actual conscious awareness of a Responsible Officer of such Person.

ARTICLE II

SALE AND PURCHASE OF RECEIVABLES

SECTION 2.1 Sale. (a) On the terms and subject to the conditions set forth herein, each of the Originators hereby sells to the SPV on the Initial Purchase Date, and the SPV hereby purchases from each of the Originators on the Initial Purchase Date, all of each Originator’s right, title and interest, in, to and under each and every Receivable (other than any Retained Receivable and Non-Originator Receivable) existing at the opening of each Originator’s business on the Initial Purchase Date, together with all Related Assets relating thereto and all proceeds thereof, whether such Related Assets relating thereto or proceeds thereof exist at such time or arise or are acquired thereafter. The foregoing purchase and sale are herein sometimes collectively called the “Initial Purchase”.

(b) On the terms and subject to the conditions set forth herein, each of the Originators hereby sells to the SPV effective as of each Subsequent Purchase Date, and the SPV hereby purchases from each of the Originators effective as of each Subsequent Purchase Date, each Receivable (other than any Retained Receivable and Non-Originator Receivable), together with all Related Assets and all proceeds thereof, whether such Related Assets or proceeds relating thereto exist at such time or arise or are acquired thereafter, arising after the Initial Purchase Date and through and including the Purchase Termination Date, provided that notwithstanding the foregoing, no Originator shall have an obligation to sell to the SPV any Receivable or Related Assets under this Agreement if immediately prior thereto the SPV is not Solvent.

(c) For the avoidance of doubt, it is understood and agreed that the Receivables transferred hereunder shall not include the “Retained Receivables” and “Non-Originator Receivables”.

(d) In connection with the foregoing sale of Receivables, each Originator hereby confirms that it has assigned its interest in the Blocked Accounts to the SPV, and such Blocked Accounts have been retitled in the name of the SPV.

SECTION 2.2 Intent of the Parties; Grant of Security Interest. The Originators and the SPV intend that the sale, assignment and transfer of the Conveyed Receivables and Related Assets to the SPV hereunder shall be treated as a sale for all purposes, other than accounting and federal and state income tax purposes. If notwithstanding the intent of the parties, the sale, assignment and transfer of the Conveyed Receivables and Related Assets to the SPV is not treated as a sale for all purposes, other than accounting and federal and state income tax purposes, then (i) this Agreement also is intended by the parties to be, and hereby is, a security agreement within the meaning of the UCC, and (ii) the sale, assignment and transfer of the Conveyed Receivables and Related Assets provided for in this Agreement shall be treated as the grant of, and the Originators hereby grant, a security interest in the Conveyed Receivables and Related Assets to secure the payment and performance of the Originators’ obligations to the SPV hereunder and under the other Transaction Documents or as may be determined in connection therewith by applicable Law. The Originators and the SPV shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in, and not to constitute a sale of, Receivables, such security interest would be deemed to be a perfected security interest in favor of the SPV under applicable Law and shall be maintained as such throughout the term of this Agreement. The Originators and the SPV agree to treat and report such interests in the Conveyed Receivables and Related Assets as indebtedness for U.S. federal and state income tax purposes.

SECTION 2.3 No Recourse. Except as specifically provided in this Agreement, the purchase and sale of the Conveyed Receivables and Related Assets under this Agreement shall be without recourse to any Originator.

SECTION 2.4 No Assumption of Obligations. The SPV shall not have any obligation or liability with respect to any Conveyed Receivables, Contracts or other Related Assets, nor shall the SPV have any obligation or liability to any Obligor or other customer or client of any Originator (including any obligation to perform any of the obligations of any Originator under any Conveyed Receivables, Contracts or other Related Assets).

SECTION 2.5 UCC Filing. The Originators shall record and file, at their own expense, any financing statements (and continuation statements with respect to such financing statements when applicable) with respect to the Conveyed Receivables and the Related Assets then existing and thereafter created (and, in any case, conveyed to the SPV hereunder) for the transfer and grant, as applicable, of accounts, equipment, instruments, chattel paper and general intangibles (as defined in the UCC) meeting the requirements of applicable state law in such manner and in such jurisdictions as are reasonably requested by the SPV or any Managing Agent and necessary to perfect the transfer and assignment of such Conveyed Receivables and Related Assets to the SPV (and to the Agent (for the benefit of the Secured Parties) as assignee thereof). The Originators have delivered or shall, within two (2) Business Days following the Purchase Date of any Conveyed Receivable, deliver a file-stamped copy of such financing statements to the SPV and the Agent, and have taken, or shall take, at the Originators’ own expense, all other steps as are necessary under applicable Law (including the filing of any additional financing statements in connection with any Subsequent Purchase) to perfect such transfers and assignments and has delivered to the SPV and the Agent, or shall deliver, confirmation of such steps including any assignments, as are necessary or are reasonably requested by the SPV or any Managing Agent. The Originators hereby authorize the Master Servicer to file such financing statements or take such other action described in this Section 2.5 on behalf of the Originators, at the Originators’ expense.

Each Originator further agrees, at its own expense, with respect to the Conveyed Receivables and Related Assets conveyed by it to the SPV hereunder, on or prior to each Purchase Date, to indicate on its computer files that such Conveyed Receivables and Related Assets have been conveyed pursuant to this Agreement. Each Conveyed Receivable and Related Asset purchased hereunder shall be included in and become part of the Records.

ARTICLE III

CONSIDERATION AND PAYMENT

SECTION 3.1 Purchase Price.

(a) The SPV hereby agrees to pay each Originator with respect to any Conveyed Receivables and the Related Assets purchased by the SPV from such Originator on each Purchase Date a purchase price (in each case, the “Asset Purchase Price”) equal to the aggregate Unpaid Balance of all such Receivables then being sold by such Originator to the SPV on such Purchase Date.

(b) Except as permitted by clause (c) below, the SPV shall pay each Originator the Asset Purchase Price with respect to each Conveyed Receivable and Related Assets sold by such Originator to the SPV on the applicable Purchase Date by transfer of funds, to the extent that the SPV has funds available for that purpose after (i) satisfying the SPV’s current obligations under the Second Tier Agreement and (ii) taking into account the proceeds that the SPV expects to receive from the Investors pursuant to the Second Tier Agreement on such Purchase Date. To the extent that such funds are insufficient, either (x) the remaining Conveyed Receivables and Related Assets shall be deemed to have been transferred by such Originator to the SPV as a capital contribution, in return for an increase in the value of the membership interests of the SPV held by such Originator or (y) if the Minimum Capital Test is satisfied and the applicable

Originator so elects, by notice to the Agent, the remainder of the Asset Purchase Price shall be deferred (the “Deferred Purchase Price”) and shall be paid by the SPV from time to time when the SPV has funds that are not needed to satisfy the SPV’s obligations under the Second Tier Agreement (to the extent then due and payable), to pay for new Conveyed Receivables and Related Assets or to pay interest pursuant to clause (f); provided that (A) the remainder of the Asset Purchase Price shall in any event be payable not later than one (1) year after the Final Payout Date and (B) the Deferred Purchase Price shall not account for more than 10% of the Asset Purchase Price on any day of sale.

(c) In addition to the form of payment specified in clause (b) above, the SPV may also elect to pay all or part of the applicable Asset Purchase Price for each purchase of Conveyed Assets to be made on any day, at the request of an Originator, by causing the Letter of Credit Issuer to issue a Letter of Credit, subject to the terms and conditions (including any limitations therein on the amount of any such issuance) for issuing Letters of Credit under the Second Tier Agreement, in favor of beneficiaries selected by the applicable Originator in the stated amount requested by such Originator (or, if applicable and permitted by the Second Tier Agreement, by causing the expiration date of an existing Letter of Credit to be extended at the request of such Originator). No Originator shall have a reimbursement obligation in respect of any Letter of Credit. In the event an Originator requests that any purchases hereunder be paid for by the issuance of Letters of Credit as described herein, such Originator shall, on a timely basis, provide the SPV with such information as is necessary for the SPV to submit a duly completed Request for Credit Extension and obtain such Letter of Credit from the Letter of Credit Issuer. The face amount of each such Letter of Credit shall be applied as a deduction from the applicable Asset Purchase Price that would otherwise be payable by the SPV on such date pursuant to Section 2.1 in respect of the Conveyed Receivables and Related Assets then being purchased.

(d) In the event that any Letter of Credit expires without being fully drawn or is surrendered for cancellation without being fully drawn, the SPV shall pay to the applicable Originator on the next succeeding Settlement Date an amount equal to the undrawn balance of such Letter of Credit. Such payment may be paid in cash when the SPV has funds that are not needed to satisfy the SPV’s obligations under the Second Tier Agreement (to the extent then due and payable), to pay for new Receivables and Related Assets or to pay interest pursuant to clause (f) or, at the SPV’s election, by adding the amount to be paid to the outstanding balance of the Deferred Purchase Price (if permitted pursuant to Section 3.1(b)) or by means of a capital contribution by the Originators to the SPV.

(e) All Conveyed Receivables and Related Assets, if any, that have been conveyed hereunder by way of capital contribution by the Originators shall be administered and otherwise treated hereunder in the same way as Conveyed Receivables and Related Assets that have been conveyed by way of sale.

(f) The SPV shall pay interest on the aggregate Deferred Purchase Price outstanding from time to time under this Agreement at a variable rate per annum equal to the rate of interest publicly announced from time to time by PNC as its “prime rate”. Such interest shall be computed on the basis of the actual number of days elapsed and a 360 day year and shall be paid on each Settlement Date, to the extent the SPV has available funds that are not needed to satisfy the SPV’s obligations under the Second Tier Agreement (to the extent then due and payable) or to pay for new Conveyed Receivables and Related Assets.

SECTION 3.2 Subordination.

(a) The payment and performance of the Subordinated Obligations is hereby subordinated to the Senior Obligations and, except as set forth in this Section 3.2, the Originators will not ask, demand, sue for, take or receive from the SPV, by setoff or in any other manner, the whole or any part of any Subordinated Obligations, unless and until the Senior Obligations shall have been fully paid and satisfied (the temporary reduction of outstanding Senior Obligations not being deemed to constitute full payment or satisfaction thereof).

(b) Notwithstanding clause (a) above and subject to clauses (c) and (e) below, the SPV may pay the purchase price for the Conveyed Receivables and Related Assets, interest thereon and other Restricted Payments as provided in Section 3.1 from funds available in accordance with Section 2.14 of the Second Tier Agreement (all such payments being herein called “Permitted Payments”).

(c) Prior to payment in full of the Senior Obligations, the Originators shall have no right to sue for, or otherwise exercise any remedies with respect to, any Permitted Payment, or otherwise take any action against the SPV or the SPV’s property with respect to any Permitted Payment.

(d) Should any payment or distribution be received by any Originator upon or with respect to the Subordinated Obligations (other than Permitted Payments) prior to the satisfaction of all of the Senior Obligations, such Originator shall receive and hold the same in trust, as trustee, for the benefit of the holders of Senior Obligations, and shall forthwith deliver the same to the Agent (in the form received, except where endorsement or assignment by the Originators is necessary), for application to the Senior Obligations, whether or not then due.

(e) In the event of any Event of Bankruptcy with respect to the SPV, (i) the Originators shall promptly file a claim or claims, in the form required in such Event of Bankruptcy, for the full outstanding amount of the Subordinated Obligations, and shall use commercially reasonable efforts to cause such claim or claims to be approved and all payments or other distributions in respect thereof to be made directly to the Agent (for the benefit of the holders of Senior Obligations) until all Senior Obligations shall have been paid and performed in full and in cash, and (ii) the Originators shall not be subrogated to the rights of any such holder to receive payments or distributions from the SPV until one (1) year and one (1) day after payment in full and in cash of all Senior Obligations.

(f) If at any time any payment (in whole or in part) made with respect to any Senior Obligation is rescinded or must be restored or returned (whether in connection with any Event of Bankruptcy or otherwise), the subordination provisions contained in this Section 3.2 shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made.

(g) The subordination provisions contained in this Section 3.2 shall not be impaired by amendment or modification to the Transaction Documents or any lack of diligence in the enforcement, collection or protection of, or realization on, the Senior Obligations or any security therefor.

ARTICLE IV

ADMINISTRATION AND COLLECTION

SECTION 4.1 Servicing of Receivables. Notwithstanding the sale of Conveyed Receivables pursuant to this Agreement, Valvoline, for so long as it acts as the Master Servicer under the Second Tier Agreement, shall continue to be responsible for the servicing, administration and collection of the Conveyed Receivables, all on the terms set out in (and subject to any rights to terminate the initial Master Servicer as servicer pursuant to) the Second Tier Agreement.

SECTION 4.2 Deemed Collections.

(a) If on any day the Unpaid Balance of a Receivable is reduced or such Receivable is canceled as a result of any Dilution, the applicable Originator(s) shall be deemed to have received on such day a Collection of such Receivable in the amount of the Unpaid Balance (as determined immediately prior to such Dilution) of such Receivable (if such Receivable is canceled) or, otherwise, in the amount of such reduction, and such Originator(s) shall pay to the SPV an amount equal to such Deemed Collection and such amount shall be paid by the SPV to the Master Servicer for application by the Master Servicer as a Collection in accordance with Section 2.12 of the Second Tier Agreement.

(b) If on any day any representation or warranty of an Originator set forth in Section 5.1(d), or Sections 5.2(a) or (h) with respect to any Receivable (whether on or after the date of transfer thereof to the SPV as contemplated hereunder) is determined to be incorrect as of such time when such representation or warranty was made or confirmed, such Originator shall be deemed to have received on such day a Collection of such Receivable equal to its Unpaid Balance. To the extent that the SPV subsequently receives Collections with respect to any such Receivable, the SPV shall pay such Originator an amount equal to the amount so collected, such amount to be payable in the same manner and priority as the Deferred Purchase Price.

(c) Not later than the second Business Day after an Originator is deemed to have knowledge of having received any Collections pursuant to this Section 4.2, such Originator shall transfer to the SPV immediately available funds in the amount of such deemed Collections or shall otherwise apply such funds as may be required by the Second Tier Agreement.

SECTION 4.3 Actions Evidencing Purchases. (a) On or prior to the Initial Purchase Date, each Originator shall mark its master data processing records evidencing Receivables with a legend, acceptable to the SPV, evidencing that the Conveyed Receivables have been sold in accordance with this Agreement. In addition, each Originator agrees that from time to time, at its expense, it shall promptly execute and deliver all further instruments and documents, and take all further action, that the SPV or its assignee may reasonably request in order to perfect, protect or more fully evidence the purchases hereunder, or to enable the SPV or its assigns to exercise or enforce any of their respective rights with respect to the Conveyed Receivables and Related Assets. Without limiting the generality of the foregoing, each Originator shall, upon the request of the SPV or its designee, (i) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate and (ii) during the continuation of a Termination Event mark conspicuously each Contract evidencing each Retained Receivable with a legend, acceptable to the SPV, evidencing that the related Retained Receivables have not been sold in accordance with this Agreement (it being understood that such Contracts shall only be required to be marked after being created and not at the time of execution with the applicable Obligor).

(b) Each Originator hereby authorizes the SPV or its designee to (i) file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Conveyed Receivables and Related Assets now existing or hereafter arising in the name of such Originator and (ii) to the extent permitted by the Second Tier Agreement, notify Obligors of the assignment of the Conveyed Receivables and Related Assets.

(c) Without limiting the generality of Section 4.3(a), each Originator shall, not earlier than six (6) months and not later than three (3) months prior to the fifth (5th) anniversary of the date of filing of the financing statements filed in connection with the Closing Date or any other financing statement filed pursuant to this Agreement, if the Final Payout Date shall not have occurred: (i) execute and deliver and file or cause to be filed appropriate continuation statements; and (ii) deliver or cause to be delivered to the Agent an opinion of counsel for such Originator in form and substance and delivered by counsel reasonably satisfactory to the SPV, confirming and updating the opinion delivered in connection with the Initial Purchase Date relating to the validity, perfection and priority of the SPV’s interests in the Conveyed Receivables.

SECTION 4.4 Optional Repurchase. Notwithstanding any other provision in any Transaction Document, as part of any Corporate Divestiture, the Originators may commit to dispose of Conveyed Receivables related to such Corporate Divestiture in an amount of up to 10% of the Unpaid Balance of all Conveyed Receivables then outstanding and held by the SPV by electing to repurchase such Conveyed Receivables from the SPV; provided that, (i) no Termination Event exists or will result from such repurchase, (ii) after giving effect to any such repurchase, the Net Investment will not exceed the Available Commitment, (iii) no procedures adverse to the interests of the SPV or the Secured Parties were utilized by the applicable Originator in identifying and/or selecting the Conveyed Receivables to be repurchased by such Originator, and (iv) such repurchase will not cause the performance of the remaining Eligible Receivables to be materially worse in the opinion of the Master Servicer. Upon such election, the applicable Originator shall deliver notice to the SPV and shall repurchase such Conveyed Receivable from the SPV, without recourse, representation or warranty, for a repurchase price (each, a “Repurchase Price”) equal to the fair market value of such Conveyed Receivables. As a condition precedent to each repurchase, the applicable Originator shall make a deposit to a Blocked Account in immediately available funds in an amount equal to the applicable Repurchase Price. In connection with any repurchase pursuant to this Section 4.4, the SPV and the Agent, on behalf of the Secured Parties, shall, at the sole expense of and at the direction of the applicable Originator, execute such instruments of release in favor of such Originator or prepare and file any UCC financing statement amendments with respect to the Receivables subject to such repurchase, as such Originator may reasonably request (in recordable form if necessary).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.1 Mutual Representations and Warranties. Each Originator and the SPV represents and warrants to the other, as to itself only, that, on the Initial Purchase Date and on each Subsequent Purchase Date:

(a) Corporate Existence and Power. It (i) is validly existing and in good standing under the laws of its jurisdiction of formation, (ii) with respect to the SPV, was duly organized, (iii) has all corporate or limited liability company power and all licenses, authorizations, consents and approvals of all Official Bodies required to carry on its business in each jurisdiction in which its business is now and proposed to be conducted (except where the failure to have any such licenses, authorizations, consents and approvals would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect) and (iv) is duly qualified to do business and is in good standing in every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) Authorization; No Contravention. The execution, delivery and performance by it of this Agreement, the Second Tier Agreement and the other Transaction Documents to which it is a party (i) are within its corporate or limited liability company powers, (ii) have been duly authorized by all necessary corporate or limited liability company action, (iii) require no action by or in respect of, or filing with, any Official Body or official thereof (except as contemplated by this Agreement, (iv) do not contravene or constitute a default under (A) its organizational documents, (B) any Law applicable to it, (C) any provision of any indenture, agreement or other instrument evidencing material Indebtedness to which it is a party or by which any of its property may be bound or (D) any order, writ, judgment, award, injunction, decree or other instrument binding on or affecting it or its property except, with respect to clauses (B), (C) and (D) above, to the extent the contravention or default under such Law, contractual restriction, order, writ, judgment, award, injunction, decree or other instrument would not reasonably be expected to have a Material Adverse Effect, or (v) result in the creation or imposition of any Adverse Claim upon or with respect to its property (except as contemplated hereby).

(c) Binding Effect. Each of this Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered and constitute its legal, valid and binding obligation, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally (whether at law or equity).

(d) Preference; Voidability. Each Originator and the SPV represents and warrants as to itself that each remittance of Collections by or on behalf of such Originator to the SPV under this Agreement will have been (i) in payment of an obligation incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the SPV and (ii) made in the ordinary course of business or financial affairs of such Originator and the SPV.

(e) Compliance with Applicable Laws; Licenses, etc.

(A) It is in compliance with the requirements of all applicable laws, rules, regulations, and orders of all Official Bodies (including, without limitation, the Federal Consumer Credit Protection Act, as amended, Regulation Z of the Board of Governors of the Federal Reserve System, as amended, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy and all other consumer laws, rules and regulations applicable to the Conveyed Receivables), except to the extent any non-compliance, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect; provided that no representation or warranty is made with respect to the laws, rules, regulations, and orders of Official Bodies outside of the United States with respect to Foreign Receivables.

(B) It has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business (including, without limitation, any registration requirements or other actions as may be necessary in any applicable jurisdiction in connection with the ownership of the Contracts or the Conveyed Receivables and other related assets), except to the extent any violation or failure to obtain would not be reasonably likely to have a Material Adverse Effect.

SECTION 5.2 Originators’ Additional Representations and Warranties. Each Originator represents and warrants to the SPV, as to itself only, that, on the Initial Purchase Date and on each Subsequent Purchase Date:

(a) Perfection; Good Title. Immediately preceding each Purchase hereunder, each Originator is the owner of all of the Eligible Receivables and all Related Assets to be sold by it pursuant to such Purchase, free and clear of all Adverse Claims (other than any Adverse Claim arising hereunder or under the Second Tier Agreement). The representations set forth on Schedule III are true and correct as applied to each Originator. This Agreement constitutes a valid sale, transfer and assignment of the Conveyed Receivables (other than Foreign Receivables) and Related Assets to the SPV and, upon each Purchase, the SPV shall acquire a valid and enforceable perfected first priority ownership interest or a first priority perfected security interest in each Conveyed Receivable and all of the Related Assets that exist on the date of such Purchase, with respect thereto, free and clear of any Adverse Claim; provided that to the extent the Obligor of such Receivable is an Official Body, the SPV, the Master Servicer and the Originators shall not be required to comply with any Assignment of Claims Acts.

(b) Accuracy of Information. None of the written information heretofore furnished by any Originator or any of its respective agents or advisors to the SPV for purposes of or in connection with this Agreement, any Transaction Document or any transaction contemplated hereby or thereby contains or will contain any statement of a material fact which is untrue or misleading in any material respect on the date as of which such information is provided, dated or certified, and no such item of information contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, as the case may be; provided that any such information delivered subsequent to any other written information and on the same subject matter shall, solely to the extent each such item of information is delivered to the same addressee, supersede such earlier delivered information unless the applicable Originator shall expressly state otherwise in writing. No written information (subject to the proviso of the preceding sentence) contained in any report or certificate delivered pursuant to any Transaction Document shall omit to state a material fact or any fact necessary to make the statements contained therein not misleading on the date as of which such information is dated or certified. With respect to any projections, budgets and other forward looking financial information, it is understood and agreed that (i) any forward-looking information furnished by any Originator is subject to inherent uncertainties and contingencies, which may be beyond the control of such Originator, (ii) no assurance is given by any Originator that the results or forecast in any such forward-looking information will be realized and (iii) the actual results may differ from the forecast results set forth in such forward-looking information and such differences may be material. Notwithstanding anything in the forgoing paragraph, it is understood and agreed that this Section 5.2(b) shall not apply to any matters addressed by Section 5.2(h).

(c) Tax Status. Each of the Originators has (i) timely filed all United States Federal tax returns and all other material tax returns required to be filed by it and (ii) paid or made adequate provision for the payment of all taxes, assessments and other material governmental charges, other than (A) those taxes, assessments, or charges that are being contested in good faith through appropriate proceedings which suspend enforcement or collection of the claim in question and for which adequate reserves in accordance with GAAP have been provided or (B) those taxes, assessments and other governmental charges, the non-payment of which would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Action, Suits. No Originator is in violation of any order of any Official Body that would, individually or in the aggregate with all such other violations, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule I, there are no actions, suits, litigation or proceedings pending or, to the knowledge of any Originator, threatened in writing against or affecting an Originator or any Affiliate of an Originator or any of their respective properties, in or before any Official Body, as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Use of Proceeds. No proceeds of any Purchase hereunder shall be used by an Originator (i) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, (ii) to acquire any equity security of a class which is registered pursuant to Section 12 of such Act or (iii) for any other purpose that violates applicable Law, including Regulation U of the Federal Reserve Board.

(f) Principal Place of Business; Chief Executive Office; Location of Records. The principal place of business, chief executive office and the offices where each Originator keeps all its Records, are located at the address(es) described on Schedule I or such other locations notified to the SPV in accordance with Section 6.3(g) in jurisdictions where all action required by Section 4.3 has been taken and completed.

(g) Subsidiaries; Tradenames, Etc. As of the date hereof, except as set forth on Schedule I, no Originator has, within the last five (5) years, operated under any tradename other than its legal name, and, within the last five (5) years, no Originator has changed its name, merged with or into or consolidated with any other Person or been the subject of any proceeding under the Bankruptcy Code. Schedule I lists the correct Federal Employer Identification Number of each Originator.

(h) Nature of Receivables. Each Conveyed Receivable represented to be an Eligible Receivable in any Master Servicer Report is an Eligible Receivable. On the Purchase Date of any Eligible Receivable by the SPV hereunder, no Originator has any knowledge of any fact (including any defaults by the Obligor thereunder on any other Conveyed Receivable represented by it to be an Eligible Receivable) that would cause it or should have caused it to expect any payments on such Receivable not to be paid in full when due.

(i) Credit and Collection Policy. Each Originator has at all times complied in all material respects with the Credit and Collection Policy with regard to each Eligible Receivable.

(j) Material Adverse Effect. Since the Closing Date there has been no Material Adverse Effect (for the avoidance of doubt, it is understood and agreed that this representation will not be made on the Closing Date).

(k) No Termination Event. No event has occurred and is continuing and no condition exists which constitutes a Termination Event or a Potential Termination Event as applied to any Originator.

(l) Not an Investment Company or Holding Company. No Originator is, or is controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, or such Originator is exempt from all provisions of such act.

(m) ERISA. No steps have been taken by any Person to terminate any Pension Plan the assets of which are not sufficient to satisfy all of any Originator’s benefit liabilities (as determined under Title IV of ERISA), no contribution failure has occurred or is expected to occur with respect to any Pension Plan sufficient to give rise to a lien under Section 302(f) of ERISA, and each Pension Plan has been administered in all material respects in compliance with its terms and applicable provision of ERISA and the Code.

(n) Blocked Accounts. The names and addresses of all the Blocked Account Banks, together with the account numbers of the Blocked Accounts at such Blocked Account Banks, are specified in Schedule II (or at such other Blocked Account Banks and/or with such other Blocked Accounts as have been notified to the SPV and each Managing Agent and for which Blocked Account Agreements have been executed in accordance with Section 6.3(g) and delivered to the Master Servicer and the Agent). All Blocked Accounts are subject to Blocked Account Agreements. All Obligors (other than Obligors of Foreign Currency Receivables) have been instructed to make payment to a Blocked Account; provided that if cash or cash proceeds other than Collections on Receivables are deposited into a Blocked Account, including any errant payments, payments on Retained Receivables or payments on Non-Originator Receivables (“Excluded Amounts”), such Excluded Amounts shall not comprise a part of the Related Assets, and the SPV shall have no right, title or interest in any such Excluded Amounts.

(o) Bulk Sales. No transaction contemplated hereby or by the Second Tier Agreement requires compliance with any bulk sales act or similar law.

(p) Nonconsolidation. Each Originator shall take all actions required to maintain SPV’s status as a separate legal entity, including (i) not holding the SPV out to third parties as other than an entity with assets and liabilities distinct from such Originator and such Originator’s other Subsidiaries; (ii) not holding itself out to be responsible for any Indebtedness of the SPV or, other than by reason of owning membership interests of the SPV, for any decisions or actions relating to the SPV; (iii) preparing separate financial statements for the SPV; (iv) taking such other actions as are necessary on its part to ensure that all corporate and limited liability company procedures required by its and the SPV’s respective organizational documents are duly and validly taken; (v) keeping correct and complete records and books of account and corporate minutes; and (vi) not acting in any manner that could foreseeably mislead others with respect to the SPV’s separate identity. In addition to the foregoing, each Originator shall take the following actions:

(A) maintain corporate records and books of account separate from those of the SPV;

(B) continuously maintain as official records the resolutions, agreements and other instruments underlying the transactions described in this Agreement;

(C) maintain an arm’s-length relationship with the SPV and shall not hold itself out as being liable for any Indebtedness of the SPV;

(D) keep its assets and its liabilities wholly separate from those of the SPV;

(E) not mislead third parties by conducting or appearing to conduct business on behalf of the SPV or expressly or impliedly representing or suggesting that such Originator is liable or responsible for any Indebtedness of the SPV or that the assets of such Originator are available to pay the creditors of the SPV;

(F) at all times have stationery and other business forms and a mailing address and telephone number separate from those of the SPV;

(G) at all times limit its transactions with the SPV only to those expressly permitted hereunder or under any other Transaction Document; and

(H) comply in all material respects with (and cause to be true and correct in all material respects) each of the facts and assumptions relating to it contained in the opinion(s) of Squire Sanders (US) LLP, delivered pursuant to Section 5.1(m) of the Second Tier Agreement.

SECTION 5.3 Notice of Breach. Upon discovery by an Originator of a breach of any of the representations and warranties made by it in Sections 5.1 and 5.2, such Originator shall give prompt written notice to the SPV within three (3) Business Days of such discovery.

ARTICLE VI

COVENANTS

SECTION 6.1 Mutual Covenants. At all times from the date hereof to the Final Payout Date, each Originator and the SPV shall:

(a) Compliance with Laws, Etc. Comply with all Laws to which it or its respective properties may be subject, and preserve and maintain its corporate or limited liability company existence, rights, franchises, qualifications and privileges, except to the extent any non-compliance would not reasonably be expected to have a Material Adverse Effect.

(b) Reporting Requirements. Provide periodic financial statements, information and reports as reasonably requested by the other party. All such statements, information and reports shall be true, complete and accurate in all material respects.

(c) Separate Business; Nonconsolidation. Not take any action that is inconsistent with the terms of Sections 6.1(k)(i) or 6.1(l) of the Second Tier Agreement or Section 5.2(p).

SECTION 6.2 Affirmative Covenants of the Originators. At all times from the date hereof to the Final Payout Date:

(a) Conduct of Business; Ownership. Each Originator shall carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise (and reasonable extensions of existing fields of enterprise) as it is presently conducted and do all things necessary to remain duly organized, validly existing and in good standing in its jurisdiction of formation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent the failure to maintain authority to conduct its business in each jurisdiction in which its business is conducted would not reasonably be expected to have a Material Adverse Effect. The SPV shall at all times be a wholly-owned Subsidiary of the Originators.

(b) Furnishing of Information and Inspection of Records. Each Originator shall furnish to the SPV or any Managing Agent from time to time such information with respect to the Conveyed Receivables and the Related Assets as the SPV or such Managing Agent may reasonably request, including listings identifying the Obligor and the Unpaid Balance for each Conveyed Receivable. Each Originator shall, at any time and from time to time during regular business hours upon reasonable notice, as requested by the SPV or any Managing Agent, permit the SPV or such Managing Agent, or their respective agents or representatives, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Conveyed Receivables or other Related Assets, including the related Contracts and (ii) to visit the offices and properties of such Originator for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Conveyed Receivables, the Related Assets or such Originator’s performance hereunder, under the Contracts and under the other Transaction Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of such Originator having knowledge of such matters; provided that unless a Termination Event or Potential Termination Event shall have occurred and be continuing, the Originators shall not be required to reimburse the expenses of more than one (1) such visit in the aggregate among the SPV and the Managing Agents per calendar year. Each Managing Agent and the SPV shall give the Originators the opportunity to participate in any discussions with the Originators’ independent public accountants.

(c) Keeping of Records and Books of Account. Each Originator shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Conveyed Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Conveyed Receivables (including records adequate to permit the daily identification of each new Conveyed Receivable and all Collections of and adjustments to each existing Conveyed Receivable). Each Originator shall give the SPV prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

(d) Performance and Compliance with Conveyed Receivables, Contracts and Credit and Collection Policy. Each Originator shall (i) at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Conveyed Receivables in accordance with the Credit and Collection Policy; and (ii) timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Conveyed Receivable and the related Contract.

(e) Notice of Agent’s Interest. In the event that any Originator shall sell or otherwise transfer any interest in accounts receivable or any other financial assets (other than as contemplated by the Transaction Documents), any computer tapes or files or other documents or instruments provided by such Originator in connection with any such sale or transfer shall disclose the SPV’s ownership of the Conveyed Receivables and the Agent’s interest therein.

(f) Collections. The Originators have instructed, or shall instruct, all Obligors (other than Obligors of Foreign Currency Receivables) to cause all Collections to be deposited directly to a Blocked Account or to post office boxes to which only Blocked Account Banks have access and shall instruct, or the SPV shall instruct, as applicable, the Blocked Account Banks to cause all items and amounts relating to such Collections received in such post office boxes to be removed and deposited into a Blocked Account on a daily basis.

(g) Collections Received. Each Originator shall hold in trust, and deposit, promptly, but in any event not later than two (2) Business Days following its receipt thereof, to a Blocked Account all Collections received by it from time to time.

(h) Blocked Accounts. Each Blocked Account shall at all times be subject to a Blocked Account Agreement.

(i) Sale Treatment. No Originator shall treat the transactions contemplated by this Agreement in any manner other than as a sale or contribution (as applicable) of Conveyed Receivables by such Originator to the SPV, except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with GAAP or are disregarded for tax purposes. In addition, each Originator shall disclose (in a footnote or otherwise) in all of its financial statements (including any such financial statements consolidated with any other Person’s financial statements) the existence and nature of the transaction contemplated hereby and the interest of the SPV in the Conveyed Receivables and Related Assets.

(j) Ownership Interest, Etc. Each Originator shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable ownership or first priority perfected security interest in the Conveyed Receivables (other than Foreign Receivables), the associated Related Assets and proceeds with respect thereto, in each case free and clear of any Adverse Claim, in favor of the SPV, including taking such action to perfect, protect or more fully evidence the interest of the SPV and the Agent, as the Agent or any Managing Agent may request; provided that to the extent the Obligor of such Conveyed Receivable is an Official Body, the relevant Originator shall not be required to comply with any Assignment of Claims Acts.

(k) Perfection Covenants. Each of the Originators shall comply with each of the covenants set forth in Schedule III to this Agreement which are incorporated herein by reference.

(l) Information for Master Servicer Report. Each Originator shall promptly deliver any information, documents, records or reports with respect to the Conveyed Receivables that the SPV shall require to complete the Master Servicer Report pursuant to Section 2.8 of the Second Tier Agreement.

SECTION 6.3 Negative Covenants of the Originators. At all times from the date hereof to the Final Payout Date, unless the Majority Investors shall otherwise consent in writing:

(a) No Sales, Liens, Etc. Except as otherwise provided herein and in the Second Tier Agreement, no Originator shall sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (or the filing of any financing statement) or with respect to (A) any of the Conveyed Receivables or Related Assets, or (B) any proceeds of inventory or goods, the sale of which may give rise to a Receivable, or assign any right to receive income in respect thereof.

(b) No Extension or Amendment of Receivables. Except as otherwise permitted in Section 7.2 of the Second Tier Agreement, no Originator shall extend, amend or otherwise modify the terms of any Conveyed Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(c) No Change in Business or Credit and Collection Policy. No Originator shall make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any Eligible Receivable or reasonably be expected to have a Material Adverse Effect.

(d) No Mergers, Etc. No Originator shall consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person, unless (i) no Termination Event would be expected to occur as a result of such transaction and (ii) if the surviving entity of such merger or the lessee or acquirer of such assets is not already an Originator, such Person executes and delivers to the Agent and each Managing Agent an agreement by which such Person assumes the obligations of the applicable Originator hereunder and under the other Transaction Documents to which it is a party, or confirms that such obligations remain enforceable against it, together with such certificates and opinions of counsel as the Agent or any Managing Agent may reasonably request.

(e) Change in Payment Instructions to Obligors. No Originator shall add or terminate any bank as a Blocked Account Bank or any account as a Blocked Account to or from those listed in Schedule II or make any change in its instructions to Obligors (other than Obligors of Foreign Currency Receivables) regarding payments to be made to any Blocked Account, unless (i) such instructions are to deposit such payments to another existing Blocked Account or (ii) the SPV and the Agent shall have received written notice of such addition, termination or change at least thirty (30) days prior thereto and the SPV and the Agent shall have received a Blocked Account Agreement executed by each new Blocked Account Bank or an existing Blocked Account Bank with respect to each new Blocked Account, as applicable.

(f) Deposits to Blocked Accounts. No Originator shall deposit or otherwise credit, or cause or permit to be so deposited or credited, any Excluded Amounts to a Blocked Account; provided that Excluded Amounts may be deposited into the Blocked Accounts so long as the Originator has used its good faith efforts to avoid such a deposit and it is otherwise in compliance with the terms of this Section 6.3(f). If payments on Non-Originator Receivables or Retained Receivables are deposited into any Blocked Account or if other Excluded Amounts are by accident or in error deposited into any Blocked Account, the applicable Originator(s) will promptly (not to exceed two (2) Business Days) (x) identify such Excluded Amounts for segregation and removal from such Blocked Account and (y) remove (or cause the SPV to remove) such Excluded Amounts from such Blocked Account. Other than as permitted in the foregoing two sentences, no Originator will, or will permit any other Person to, commingle Collections or other funds to which the SPV or any other Secured Party is entitled with any other Excluded Amounts. Promptly following the Closing Date, the Originators will use their commercially reasonable efforts to notify each obligor of Non-Originator Receivables to redirect its payments in respect of such Non-Originator Receivables to one or more deposit accounts not constituting Blocked Accounts.

(g) Change of Name, Etc. No Originator shall change its name, identity or structure (including pursuant to a merger) or the location of its jurisdiction or formation or any other change which could render any UCC financing statement filed in connection with this Agreement or any other Transaction Document to become “seriously misleading” under the UCC, unless at least thirty (30) days prior to the effective date of any such change such Originator delivers to the SPV, the Agent and each Managing Agent (i) such documents, instruments or agreements, executed by such Originator as are necessary to reflect such change and to continue the perfection of the SPV’s and the Agent’s ownership interests or security interests in the Conveyed Receivables and Related Assets and (ii) if necessary, new or revised Blocked Account Agreements executed by the Blocked Account Banks which reflect such change and enable the Agent to continue to exercise its rights contained in Section 7.3 of the Second Tier Agreement.

(h) Amendment of this Agreement. None of the Originators shall amend, modify or supplement this Agreement or waive any provision hereof, in each case except with the prior written consent of the Majority Investors; nor shall any Originator take any other action under this Agreement that would reasonably be expected to result in a material adverse effect on the Agent, any Managing Agent or any Investor.

ARTICLE VII

TERM AND TERMINATION

SECTION 7.1 Term. This Agreement shall commence as of the Closing Date and shall continue in full force and effect until the earliest of (a) the date after the Final Payout Date designated by the SPV or the Originators as the termination date at any time following sixty (60) day’s written notice to the other (with a copy thereof to the Agent) or (b) the occurrence of the Termination Date (any such date being a “Purchase Termination Date”); provided that the occurrence of the Purchase Termination Date pursuant to this Section 7.1 shall not discharge any Person from any obligations incurred prior to the Purchase Termination Date, including any obligations to make any payments with respect to the interest of the SPV in any Receivable sold prior to the Purchase Termination Date; and provided further that (i) the rights and remedies of the SPV with respect to any representation and warranty made or deemed to be made by any Originator pursuant to this Agreement, (ii) the indemnification and payment provisions of Article VIII, and (iii) the agreements set forth in Sections 2.2, 2.3, 2.4 and 9.9 shall survive any termination of this Agreement.

SECTION 7.2 Effect of Purchase Termination Date. Following the occurrence of the Purchase Termination Date pursuant to Section 7.1, no Originator shall sell, and the SPV shall not purchase, any Receivables. No termination or rejection or failure to assume the executory obligations of this Agreement in any Event of Bankruptcy with respect to any Originator or the SPV shall be deemed to impair or affect the obligations pertaining to any executed sale or executed obligations, including pre-termination breaches of representations and warranties by any Originator or the SPV. Without limiting the foregoing, prior to the Purchase Termination Date, the failure of any Originator to deliver computer records of any Conveyed Receivables or any reports regarding any Conveyed Receivables shall not render such transfer or obligation executory, nor shall the continued duties of the parties pursuant to Article IV or Section 8.1 render an executed sale executory.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1 Indemnities by the Originators. Without limiting any other rights which the Originator Indemnified Parties may have hereunder or under applicable Law, each Originator hereby agrees, jointly and severally, to indemnify the SPV and its successors, transferees and assigns and all officers, directors, shareholders, controlling persons, employees, counsel and other agents of any of the foregoing (collectively, “Originator Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees (which attorneys may be employees of any Originator Indemnified Party) and disbursements (all of the foregoing being collectively referred to as “Originator Indemnified Amounts”) awarded against or incurred by any of them in any action or proceeding between any Originator and any of the Originator Indemnified Parties or between any of the Originator Indemnified Parties and any third party or otherwise arising out of or as a result of this Agreement, the other Transaction Documents, the ownership or maintenance, either directly or indirectly, by the SPV or any other Originator Indemnified Party of any interest in any Conveyed Receivable and Related Assets or any of the other transactions contemplated hereby or thereby, excluding, however, (i) Originator Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Originator Indemnified Party, (ii) recourse (except as otherwise specifically provided in this Agreement or the Second Tier Agreement) for uncollectible Receivables or (iii) with respect to Foreign Receivables, losses incurred due to the SPV’s inability to receive Collections with respect to such Foreign Receivables arising directly as a result of any Originator’s failure to perfect the SPV’s security interest hereunder in jurisdictions outside the United States. Without limiting the generality of the foregoing, each Originator shall indemnify each Originator Indemnified Party for Originator Indemnified Amounts relating to or resulting from:

(a) any representation or warranty made by any Originator or any officers of any Originator under or in connection with this Agreement, any of the other Transaction Documents, any Master Servicer Report or any other information or report delivered by any Originator pursuant hereto, or pursuant to any of the other Transaction Documents which shall have been incomplete, false or incorrect in any respect when made or deemed made;

(b) the failure by any Originator to comply with any applicable Law with respect to any Receivable or the related Contract, or the nonconformity of any Conveyed Receivable or the related Contract with any such applicable Law;

(c) other than with respect to Foreign Receivables, the failure to vest and maintain vested in the SPV a first priority, perfected ownership interest in the Conveyed Receivables and Related Assets, free and clear of any Adverse Claim;

(d) the failure by any Originator to file, or any delay in filing, financing statements, continuation statements, or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any of the Conveyed Receivables and Related Assets;

(e) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Conveyed Receivable (including a defense based on such Receivable or the related Contract not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services, or from any breach or alleged breach of any provision of the Conveyed Receivables or the related Contracts restricting assignment of any Conveyed Receivables;

(f) any failure of any Originator to perform its duties or obligations in accordance with the provisions hereof;

(g) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services which are the subject of any Conveyed Receivable;

(h) the failure by any Originator to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its respective duties or obligations under the Conveyed Receivables or related Contracts;

(i) the failure of any Originator to pay when due any sales, excise or personal property taxes payable in connection with any of the Conveyed Receivables;

(j) any repayment by any Originator Indemnified Party of any amount previously distributed in reduction of Net Investment which such Originator Indemnified Party believes in good faith is required to be made;

(k) the commingling by any Originator of Collections at any time with any other funds;

(l) any investigation, litigation or proceeding related to this Agreement, any of the other Transaction Documents, the use of proceeds of purchases by any Originator, the ownership of the Asset Interest, or any Conveyed Receivable or Related Asset;

(m) failure of any Blocked Account Bank to remit any amounts held in the Blocked Accounts or any related lock-boxes pursuant to the instructions of the Master Servicer, the SPV, any Originator or the Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof, of the Second Tier Agreement and of any applicable Blocked Account Agreement) whether by reason of the exercise of set-off rights or otherwise;

(n) any inability to obtain any judgment in or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of any Originator to qualify to do business or file any notice of business activity report or any similar report;

(o) any attempt by any Person to void, rescind or set-aside any transfer by any Originator to the SPV of any Conveyed Receivable or Related Assets under statutory provisions or common law or equitable action, including any provision of the Bankruptcy Code or other insolvency law;

(p) any action taken by any Originator in the enforcement or collection of any Conveyed Receivable;

(q) the use of the proceeds of any Purchase hereunder; or

(r) any and all amounts paid or payable by the SPV pursuant to Sections 9.3, 9.4 or 9.5 of the Second Tier Agreement.

ARTICLE IX

MISCELLANEOUS PROVISIONS

SECTION 9.1 Waivers; Amendments. (a) No failure or delay on the part of the SPV in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.

(b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each of the parties hereto and consented to in writing by the Agent.

SECTION 9.2 Notices. All communications and notices provided for hereunder shall be provided in the manner described in Section 11.3 of the Second Tier Agreement.

SECTION 9.3 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 9.4 Integration. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

SECTION 9.5 Severability of Provisions. If any one or more of the provisions of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of such other provisions.

SECTION 9.6 Counterparts; Facsimile Delivery. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery by facsimile of an executed signature page of this Agreement shall be effective as delivery of an executed counterpart hereof.

SECTION 9.7 Successors and Assigns; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall also inure to the benefit of the parties to the Second Tier Agreement and their respective successors and assigns; provided that none of the Originators nor the SPV may assign any of its rights or delegate any of its duties hereunder or under any of the other Transaction Documents to which it is a party without the prior written consent of each Managing Agent. Each Originator acknowledges that the SPV’s rights under this Agreement may be assigned to the Agent, on behalf of the Investors, under the Second Tier Agreement and consents to such assignment and to the exercise of those rights directly by the SPV, to the extent permitted by the Second Tier Agreement.

SECTION 9.8 Costs, Expenses and Taxes. In addition to its obligations under Section 8.1, each Originator agrees to pay on demand (a) all reasonable and documented out-of-pocket expenses (including attorneys’, accountants’ and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employees of the SPV or its assigns) incurred by the SPV and its assigns in connection with the enforcement of, or any actual or claimed breach of, this Agreement, including the reasonable fees and expenses incurred in advising such Persons as to their respective rights and remedies under this Agreement in connection with any of the foregoing and (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement.

SECTION 9.9 No Proceedings; Limited Recourse. Each Originator covenants and agrees, for the benefit of the parties to the Second Tier Agreement, that it shall not institute against SPV, or join any other Person in instituting against SPV, any proceeding of a type referred to in the definition of Event of Bankruptcy until one (1) year and one (1) day after the Final Payment Date. In addition, all amounts payable by the SPV to an Originator pursuant to this Agreement shall be payable solely from funds available for that purpose pursuant to Section 2.14 of the Second Tier Agreement.

SECTION 9.10 Further Assurances. The SPV and each Originator agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party more fully to effect the purposes of this Agreement.

SECTION 9.11 Joinder of New Originators. A new originator may become an Originator hereunder and under the other Transaction Documents with the written consent of the SPV, the Agent and each Managing Agent pursuant to a joinder agreement in the form of Exhibit E to the Second Tier Agreement.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the SPV and each Originator have caused this Sale Agreement to be duly executed by their respective officers as of the day and year first above written.

ORIGINATORS:

VALVOLINE LLC,
as Originator

By:	/s/ Lynn P. Freeman
Name:	Lynn P. Freeman
Title:	Vice President and Assistant Treasurer

SPV:

LEX CAPITAL LLC,
as the SPV

By:	/s/ Lynn P. Freeman
Name:	Lynn P. Freeman
Title:	Vice President and Assistant Treasurer

Sale Agreement

SCHEDULE I

ORIGINATOR INFORMATION

Actions, Suits, Litigation or Proceedings:

Items disclosed in a Form 10-K, Form 10-Q or Form 8-K (or in any successor form thereto) filed from time to time by Valvoline Inc. with the U.S. Securities and Exchange Commission.

Principal Place of Business:

Valvoline LLC:

3499 Blazer Parkway

Lexington, Kentucky 40509

Chief Executive Office:

Valvoline LLC:

3499 Blazer Parkway

Lexington, Kentucky 40509

Location of Records:

Valvoline LLC:

3499 Blazer Parkway

Lexington, Kentucky 40509

Tradenames:

Valvoline LLC:

Valvoline Instant Oil Change

Name Changes or Mergers:

Valvoline LLC:

None.

Federal Employer Identification Number:

Valvoline LLC:

61-1782197

Schedule I-1

SCHEDULE II

BLOCKED ACCOUNT BANKS AND ACCOUNT INFORMATION

Schedule 4.1(r) of the Second Tier Agreement is incorporated by reference herein.

List of Blocked Account Banks and Blocked Accounts

Bank Name & Address	Type of Account	Account/ABA Nos.	Lockbox Address (PO Box and Street)	Account Owner
Bank of America, N.A. 101 N. Tryon Street, NC1-002-28-14, Charlotte, NC 28255	Checks/Lockbox	1291169204 / 026009593	Lockbox number: 008513 PO Box 74008513 Chicago, IL 60674-8513	LEX Capital LLC

Bank of New York Mellon 500 Ross St Room 154-1360 Pittsburgh, PA 15262-0001	ACH Credits	9061053 / 043000261	N/A	LEX Capital LLC

Bank of New York Mellon 500 Ross St Room 154-1360 Pittsburgh, PA 15262-0001	Checks/Lockbox	9060982 / 043000261	Lockbox # 360155 PO Box 360155 Pittsburgh, PA 15251-6155	LEX Capital LLC

Citibank One Penn’s Way New Castle, DE 19720	Wire Transfers / ACH Debits	31021912 / 021000089	N/A	LEX Capital LLC

PNC Bank N.A. 201 East Fifth St. Mail Stop B1-BM01-03-1 Cincinnati, OH 45202	Credit Card Receipts	4116454037 / 043000096	N/A	LEX Capital LLC

Suntrust Bank, Inc. Mail Code GA-ATL-1963 303 Peachtree Center Ave, Suite 240 Atlanta, GA 30303	Checks/Lockbox	1000194715610 / 061000104	Lockbox # 117131 PO Box 117131 Atlanta, GA 30368-7131	LEX Capital LLC

Schedule II-1

SCHEDULE III

PERFECTION REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to the representations, warranties and covenants contained in this Agreement, each Originator hereby represents, warrants, and covenants as follows:

General

The Agreement creates a valid and continuing security interest (as defined in UCC Section 9-102) in the Conveyed Receivables (other than Foreign Receivables) and Related Assets in favor of the SPV, which security interest is prior to all other Adverse Claims, and is enforceable as such as against creditors of and purchasers from the Originators; provided that to the extent the Obligor of such Receivable is an Official Body, the SPV, the Master Servicer and the Originators shall not be required to comply with any Assignment of Claims Acts.

The Conveyed Receivables constitute “accounts” within the meaning of UCC Section 9-102. The rights of the Originators under the Agreement constitute “general intangibles” within the meaning of UCC Section 9-102.

Each Originator has taken all steps necessary to perfect its security interest against the applicable Obligors in the Conveyed Receivables (other than Foreign Receivables) and Related Assets (if any) securing the Conveyed Receivables; provided that to the extent the Obligor of such Receivable is an Official Body, the SPV, the Master Servicer and the Originators shall not be required to comply with any Assignment of Claims Acts.

Creation

Immediately prior to the transfer and assignment herein contemplated, each Originator had good title to the Conveyed Receivables transferred by it to the SPV under the Agreement, and was the sole owner thereof, free and clear of all Adverse Claims and, upon the transfer thereof, the SPV shall have good title to such Conveyed Receivables, and will (i) be the sole owner thereof, free and clear of all liens, encumbrances, security interests, and rights of others, or (ii) have a first priority security interest in such Conveyed Receivables, and the transfer or security interest has been perfected under the UCC; provided that to the extent the Obligor of such Receivable is an Official Body, the SPV, the Master Servicer and the Originators shall not be required to comply with any Assignment of Claims Acts. No Originator has taken any action to convey any right to any Person that would result in such Person having a right to payments due under the Conveyed Receivables, except as contemplated by the Agreement and the other Transaction Documents.

Perfection

Each Originator has taken or will have taken all steps reasonably necessary to assist the SPV to cause, within ten (10) days after the effective date of the Agreement, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale of, or security interest in, the Conveyed Receivables and the rights of the SPV under the Agreement from SPV to the Agent.

Schedule III

Priority

Other than the transfer of the Conveyed Receivables under the Agreement, none of the Originators has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Conveyed Receivables or the Related Assets.

None of the Originators has any knowledge of any judgment, ERISA or tax lien filings against it that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the Perfection Representations contained in this Schedule shall be continuing, and remain in full force and effect until such time as all obligations under the Agreement have been finally and fully paid and performed.

In order to evidence the interests of the SPV under the Agreement, each Originator shall, from time to time, take such action, or execute and deliver such instruments (other than filing financing statements) as may be necessary (including such actions as are requested in writing by any Managing Agent) to maintain the SPV’s ownership interest and to maintain and perfect, as a first-priority interest, the SPV’s security interest in the Conveyed Receivables (other than Foreign Receivables) and the associated Related Assets; provided that to the extent the Obligor of such Receivable is an Official Body, the SPV, the Master Servicer and the Originators shall not be required to comply with any Assignment of Claims Acts. The Originators shall, from time to time and within the time limits established by Law, prepare and present to the Agent for the Agent’s authorization and approval all financing statements, amendments, continuations or other filings necessary to continue, maintain and perfect as a first-priority interest the SPV’s interest in the Conveyed Receivables (other than Foreign Receivables) and associated Related Assets; provided that to the extent the Obligor of such Receivable is an Official Body, the SPV, the Master Servicer and the Originators shall not be required to comply with any Assignment of Claims Acts. The Agent’s approval of such filings shall authorize the Originators to file such financing statements under the UCC. Notwithstanding anything else in the Transaction Documents to the contrary, the Originators shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of each Managing Agent.

Schedule III

SCHEDULE IV

LIST OF OBLIGORS OF RETAINED RECEIVABLES

OBLIGOR	ADDITIONAL CRITERIA
Genuine Parts Company (d/b/a NAPA)	Each Retained Receivable owing by this Obligor shall meet all the following criteria: (i) according to the Contract related thereto, such Receivable is required to be paid in full more than 120 days after the original billing date therefore and (ii) such Receivable arises from the sale of goods or products to be used for NAPA private label goods or products, or arises from the sale of goods or products directly to individual stores (jobber sales).

Schedule IV